UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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DayStar Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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13 Corporate Drive

Halfmoon, New York 12065

Correction to Proxy Statement for the

2006 Annual Meeting of Shareholders

To be Held on June 19, 2006

To our Shareholders:

The second paragraph under the heading “Voting” on page two of the DayStar Technologies, Inc. Proxy Statement for the Annual Meeting of Shareholders to be held on June 19, 2006, which was filed on May 17, 2006, incorrectly described the treatment of broker non-votes. That paragraph is revised to read in full as follows:

“Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. With respect to Proposals No. 1, 2 and 4, votes may be cast in favor of or withheld from each nominee or proposal and broker non-votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. With respect to Proposal No. 3, broker non-votes will have the effect of votes AGAINST Proposal No. 3. Abstentions will have the effect of votes AGAINST Proposals No. 2, 3 and 4 and any other actions. Votes will be tabulated by inspectors of election appointed in accordance with the applicable provisions of the Delaware Law.”

/s/ Stephen A. Aanderud

Stephen A. Aanderud

Secretary

Dated: June 8, 2006